Exhibit 10.1
STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (“Agreement”) is entered into and effective as of the 26th day of October, 2010 (the “Effective Date”), by and between Samsung C&T America, Inc. (“Samsung”), a New York corporation with a business address of 1430 Broadway, 22nd Floor, New York, New York 10018, and Epic Sports International, Inc. a Nevada corporation with a business address at 6450 Lusk Blvd., Suite E-204, San Diego, California 92121 (“Epic Sports”).  Epic Sports and Samsung are sometimes hereinafter referred to collectively as the “Parties” and individually as “Party”.

WITNESSETH:

WHEREAS, Epic Sports holds the exclusive license to use the BORIS BECKER® and A POWERFUL EXPERIENCE marks and the “Serve Man” Logo, and related marks which are registered in the jurisdictions set forth on Schedule 1 attached hereto, to market and sell tennis equipment, apparel and accessories products worldwide pursuant to a license agreement with Boris Becker GmbH dated January 1, 2009, as amended;

 WHEREAS, Epic Sports holds the exclusive license to use the VOLKL® mark and related marks which are registered in the jurisdictions set forth on Schedule 2 attached hereto, to market and sell tennis equipment, apparel and accessories products worldwide pursuant to a license agreement with Marker Volkl (International) GmbH dated October 1, 2008;

WHEREAS, Epic Sports engages in the business of sourcing, designing, marketing and tennis equipment, apparel and accessories products bearing the Trademarks (defined below); and

WHEREAS, Samsung has experience and is currently acting as a buyer in dealing with suppliers of various apparel, footwear and accessories products, and in importing, warehousing, distributing and selling such products; and

WHEREAS, Epic Sports and Samsung desire to perform certain mutually beneficially services in connection with Epic Sports’ business; and

WHEREAS, for the purpose of Epic Sports’ business, Samsung desires to have Epic Sports perform the services of an exclusive sales representative for the Products (defined below), and Epic Sports desires to perform such services for Samsung, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, the Parties do hereby agree as follows.

1. Definitions.

(a). The “License Agreements” means, collectively, the License Agreement between Epic Sports and Boris Becker GmbH dated January 1, 2009, as amended, and the License Agreement between Epic Sports and Marker Volkl (International) GmbH dated October 1, 2008,

(b). “Products” means (i) men’s, women’s and children’s tennis and lifestyle apparel, footwear and accessories, and (ii) tennis and racquets sports equipment including but not limited to men’s women’s and children’s tennis racquets, tennis bags, tennis balls and tennis accessories.

(c). “Territory” means worldwide.

(d). “Trademarks” means the BORIS BECKER®, and A POWERFUL EXPERIENCE®, marks, and the “Serve Man” Logo, and the VOLKL® and VOLKL® Tennis marks and related marks and variations thereof, as specified on Schedule 1 and Schedule 2 to this Agreement, and any other trademarks, brands or names Epic Sports hereafter owns, acquires, license or uses and for which orders are obtained by Epic Sports and accepted by Samsung hereunder from time to time.

2. Appointment.

(a). Samsung hereby appoints Epic Sports as its exclusive representative for the sale of Products to be purchased by Samsung and sold to customers (the "Customers") in the Territory.  Epic Sports hereby accepts such appointment and agrees to act as the same in accordance with the terms and conditions hereof.  Epic Sports agrees to use its best efforts to conduct the following activities:  sourcing and design of Products, quality control and factory monitoring, and promoting the sale of, and soliciting purchase orders from potential Customers of the Products in the Territory.  As used herein, the term “exclusive” means that the Product transactions contemplated hereunder shall only occur by and through Epic Sports and Samsung.  This Agreement does not apply to any internet or e-commerce sales directly to consumers, and any agreement between the Parties regarding such sales must be mutually agreed in writing.

(b). The Parties shall enter into Limited Trademark Sub-License Agreements granting Samsung the exclusive right to use the Trademarks set forth on Schedule 1 and Schedule 2, in the Territory in connection with its duties under this Agreement (collectively, the “Limited Trademark Sub-License Agreements”), which agreements shall be consented to in writing by the respective owners of such trademarks, on or before the Effective Date of this Agreement.

3. Purchases.

(a). Epic Sports may request that Samsung purchase certain finished Products from vendors as per a written purchase request format provided by Samsung.  Samsung will only purchase finished Products and will not purchase any samples, development materials, or other unfinished items, or pay for any advances, commission, overheads and similar matters unless agreed to in advance in writing by Samsung.  Samsung may accept or reject the request to purchase such Products in Samsung’s sole discretion.  If Samsung purchases Products as per Epic Sports’ request, Epic Sports shall be responsible to solicit purchase orders from Customers to sell the entire quantity of such Products.  Purchases from vendors by Samsung will be made by letter of credit, and any other payment method requires approval from Samsung in its sole discretion.  The standard time for opening letters of credit will be thirty (30) days before the latest shipping date, although Samsung may open letters of credit up to sixty (60) days prior to the latest shipping date from time to time, in Samsung’s sole discretion.

(b). Upon execution of this Agreement, Samsung may agree to purchase certain of Epic Sports’ current inventory in unopened boxes, up to a maximum amount of $500.000, upon such terms as may be mutually agreed by the parties.

4. Orders/Invoicing.

(a). Epic Sports may preliminarily accept orders for the sale of the Products to any Customer in the Territory at the industry rate; provided, however, that all orders shall be subject to the final approval of and acceptance by Samsung in Samsung’s sole discretion.  Samsung shall make reasonable efforts to cooperate with Epic Sports with respect to acceptance of orders, provided that the final approval of orders is subject to Samsung’s decision in its sole discretion.  Epic Sports may make quotations to Customers in accordance with the prevailing prices and terms, but all sales shall be made final only when confirmed by Samsung in writing.  The orders for the Products solicited by Epic Sports shall be promptly directed to Samsung.

(b). Samsung reserves the right to refuse any business originating in the Territory, either for lack of credit of any Customer (it being understood that no purchase orders for orders to be shipped to Customers in the U.S. (“U.S. Orders”) will be accepted by Samsung unless credit is approved by a factor or credit insurance company or unless the order is guarantied by Epic Sports or on a C.O.D., letter of credit, credit card, or other basis acceptable to Samsung), or for any other reason.  For U.S. Orders, standard payment terms shall be net sixty (60) days maximum, and a surcharge and interest on any order beyond sixty (60) days shall apply to the LDP Cost (defined below).   For orders to be shipped to Customers outside of the United States (“Foreign Orders”), standard payment terms shall be FOB net thirty (30) days maximum, and a surcharge and interest on any order beyond thirty (30) days shall apply to the LDP Cost  (it being understood that such terms will not be granted unless credit is approved by a factor or credit insurance company or unless the order is guarantied by Epic Sports or on a letter of credit, advance payment or other basis acceptable to Samsung).  In addition, any special charges for selective customers charged by factoring companies, and any credit insurance co-pays or deductible charges from insurance companies shall be added to the LDP Cost.  Moreover, if the factoring charge or insurance premium is greater than one percent (1%), then the difference between the factoring charge or insurance premium, as the case may be, and 1% will be added to the LDP Cost.

(c). All invoicing shall be done by Samsung which shall provide for direct payment to Samsung in U.S. dollars.  If any payment is directed to or otherwise received by Epic Sports, Epic Sports shall hold such payment in trust for Samsung and immediately forward it to Samsung, in the form received by Epic Sports.  If Epic Sports fails to do so, interest shall accrue on the amount of such payment at the per annum prime rate of interest quoted by CITIBANK (or its successor) in New York, New York from time to time (“Prime Rate”) from the date of such receipt until such payment is transferred to Samsung.  All Products purchased hereunder by Samsung shall be and remain the property of Samsung until delivered to the Customer (or at such other time as title transfers to the Customer pursuant to the agreed upon order terms and the Samsung approved invoice).  Epic Sports hereby grants Samsung a security interest, and a blanket first priority UCC lien, in and to the assets owned by Epic Sports, in order to secure and Samsung’s rights to receive such payments under this Agreement.  Epic Sports further agrees to execute any documents which may be required for Samsung to perfect this security interest.

(d). All Foreign Orders shall be shipped directly from the vendors to the distributor or Customer in the foreign country and Samsung shall not provide any warehousing services.  With respect to Foreign Orders, Samsung shall prepare and process the necessary documents in connection with purchasing the Products from vendors and exporting and selling the Products directly to the Customers; provided, however, that in no event shall Samsung be liable for errors, omissions or other problems in such documentation.  Epic Sports shall have responsibility for ensuring that all applicable import and export laws are met with respect to Samsung’s purchase, sale, and delivery of Products, and shall ensure that the Products comply with all other appropriate regulations and laws of the various bodies in the Territory which may govern the importation, exportation, sale or use of the Products.  Without limiting the generality of the foregoing, Epic Sports will execute and regularly update its Denied Persons List or its equivalent, which lists areas and individuals that U.S economic and other embargoes prohibit U.S. companies from doing business in or with.  Epic Sports represents, warrants, and covenants to Samsung that it will not, directly or indirectly, knowingly solicit orders or otherwise cause Samsung to sell or distribute any Products in any such areas or with any such persons.  Epic Sports agrees to indemnify, defend and hold harmless Samsung and its officers, directors, employees, agents, successors, and assigns from and against any and all claims, damages, causes of action, liabilities, fees (including without limitation reasonable attorney’s fees), expenses and costs that are brought against or are incurred by Samsung in connection with Samsung preparing documentation for Foreign Orders, the breach of any representation or warranty herein, or the failure of the Products or the sale thereof to comply with any applicable laws or regulations in the Territory; provided, however, such indemnity shall not apply in the event a court of competent jurisdiction determines that Samsung’s actions constituted gross negligence, willful  misconduct or fraud.

5. Net Invoice Amount/LDP Cost.

(a). As used herein, the term “Net Invoice Amount” shall mean the “Gross Invoice Amount” less taxes, chargebacks, price adjustments, credits, returns, discounts, allowances, or, if any, other miscellaneous charges.  As used herein, the term “Gross Invoice Amount” shall mean the face amount of Samsung’s invoice to a Customer whose purchase order for the relevant shipment of Products was approved by Samsung and which was obtained as a result of Epic Sports’ efforts.

(b). As used herein, the term “LDP Cost” shall mean with respect to each shipment of Products, the sum of (i) the F.O.B. price therefore; (ii) any packing, shipping or delivery charges, service charges, taxes or customs duties, including ocean or air freight, inland freight, insurance, and brokerage fees in connection with the importation and delivery of such Products to a warehouse; (iii) any other expenses incurred up until the Products are delivered to a warehouse in the Territory including but not limited to demurrage and public warehouse storage charges; (iv) any inland freight or return charges unpaid by customers; (v) any expenses which are incurred for providing special services in a warehouse (other than box-in and box-out) including but not limited to label changes, bagging, picking and packing, ticketing, tagging, re-packing, and rush shipment charges; (vi) any surcharge and interest on any order beyond sixty (60) days terms; (vii) any surcharge by a factor or credit insurance company for the orders of particular Customers for any reason, including where such factor or company deems the Customer to have higher risks;  (viii) any deductible or co-pay amount charged by an insurance company; and (ix) any foreign exchange loss in the case of purchase of Products in non-U.S. currency or sales of Products in non-U.S. currency.  Samsung has the right in its sole discretion to determine which date the exchange rate shall be applied. In addition, in the event a Customer cancels a Foreign Order or returns or rejects a Foreign Order shipment, and the Product cannot be returned to the vendor, the Products may be shipped to Samsung’s warehouse in Secaucus, New Jersey, or other location designated by Samsung. In such case, all costs and expenses in incurred arising out of or related to shipping the products to Samsung’s designated warehouse shall be added to the LDP Cost. SAI’s current rates for special warehouse services are set forth in Schedule 3 attached hereto.

6. Samsung’s Overhead.

(a). As used herein, the term “Samsung’s Overhead” shall mean an amount equal to:

(i) For Foreign Orders, (aa) from the Effective Date until December 31, 2011, an amount equal to (A) six percent (6%) of the Gross Invoice Amount (defined above); or (B) at a mutually agreed upon rate greater than six percent (6%) if the Prime Rate is greater than six percent (6%); and (bb) From January 1, 2012 and thereafter during the term of this Agreement, an amount equal to (A) eight percent (8%) of the Gross Invoice Amount; or (B) at a mutually agreed upon rate greater than eight percent (8%) if the Prime Rate is greater than six percent (6%) .

(ii) For U.S. Orders, (aa) from the Effective Date until December 31, 2011, an amount equal to (A) ten percent (10%) of the Gross Invoice Amount (defined above); or (B) at a mutually agreed upon rate greater than ten percent (10%) if the Prime Rate is greater than six percent (6%); and (bb) From January 1, 2012 and thereafter during the term of this Agreement, an amount equal to (A) twelve percent (12%) of the Gross Invoice Amount; or (B) at a mutually agreed upon rate greater than twelve percent (12%) if the Prime Rate is greater than six percent (6%) .

(b). Samsung’s Overhead is based on the understanding that, for Foreign Orders, 100% of the orders will be presold; provided that 80% will be presold before opening the Letter of Credit for payment to the vendor, and the remaining 20% will be shipped to a European distributor (at the discretion of Epic Sports, so long as such distributor is credit worthy as defined by Samsung) at maximum 90 days payment terms, the payment of which shall be guaranteed by Epic Sports.  For U.S. Orders, 15% of the orders will be presold, and Epic Sports shall suggest the appropriate inventory level each season, which level must be reviewed and approved by Samsung.  In the event there is a substantial change in this business from the foregoing, Samsung shall have the right to renegotiate its Overhead upon written request to Epic Sports.  If the Parties cannot agree on such an adjustment within ninety (90) days after an adjustment is requested by Samsung, Samsung shall have the right to terminate this Agreement on sixty (60) days written notice to Epic Sports.

7. Commission/Commission Reserves.

(a). An amount equal to the Net Invoice Amount minus the LDP Cost for the shipment of Products covered by such invoice, minus Samsung’s Overhead shall be Epic Sports’ Commission (the “Commission(s)”).  The Commission amount shall be calculated on a monthly basis at the end of each calendar month with respect to invoices issued during the preceding month.  The Commission amount shall be distributed to Epic Sports or added and held in the Commission Reserves (defined below), subject to all deductions permitted hereunder, as appropriate, in the manner as forth in this Section and Section 8 of this Agreement.

(b). In order to ensure the performance of its obligations to Samsung under this Agreement and to induce Samsung to enter into this Agreement, Epic Sports hereby acknowledges and agrees that Samsung shall hold in reserve a certain portion of Commissions ("Commission Reserves").  Commission Reserves shall at all times be equal to or greater than Restricted Commission Reserves (defined below). “Restricted Commission Reserves” shall mean an amount equal to the sum of:  (i) 100% of the Value of any inventory which remains unsold, unshipped and/or undelivered from Samsung’s warehouse for more than one hundred eighty (180) days after Samsung’s receiving date in the warehouse, or which is defective, damaged or otherwise in unsellable condition; (ii) the aggregate face amounts of any accounts receivable which are more than thirty (30) days overdue or which are classified by Samsung as bad debt (including without limitation, insolvency, chargebacks, and disputes); and (iii) at the option of Samsung in its sole reasonable discretion, the amount of the Disposal Reserve as defined below.  As used herein, “Disposal Reserve” shall mean a certain percentage in Samsung’s sole discretion, but not exceeding four percent (4%), of the sum of the year end inventory plus the outstanding letter of credit balance amounts for each calendar year.  The amount of the Disposal Reserve shall be cumulative, provided that the maximum Disposal Reserve Samsung may hold back under this Agreement shall be equal to twenty percent (20%) of the sum of the year end inventory plus the outstanding letter of credit balance.

(c). Epic Sports agrees that Samsung is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any amount of the Commission Reserves with any amounts owed by Epic Sports to Samsung, and further, that no interest shall be payable on Commission Reserves.

(d). In the event the Commission Reserves is negative at the end of any calendar month, then such negative amount shall be paid by Epic Sports to Samsung within ten (10) business days of the end of such month to make Commission Reserves equal to or greater than zero (0) dollars.

(e). In the event the Available Commission (defined below) is negative at the end of any calendar month, Samsung will charge Epic Sports interest on that portion of Available Commission that is negative at the Prime Rate until the Available Commission is greater than or equal to zero (0) dollars.  In addition, in such case, Epic Sports shall be required to pay such negative amount to Samsung within three (3) months thereafter.  If Epic Sports does not pay such negative amount within three (3) months thereafter, Samsung, in its sole discretion may either terminate this Agreement or decrease Epic Sports’ Monthly Commission (defined below) upon thirty (30) days written notice to Epic Sports.  As used herein, “Available Commission” shall mean Commission Reserves minus Restricted Commission Reserves.

8. Inventory Value / AR Write Off.

(a). The Value of inventory shall mean the LDP Cost (as defined in Section 5(b) above) of such inventory; provided that the value of inventory may be adjusted each year by Samsung in its sole discretion.  In addition, with respect to any inventory that is unsold, unshipped and/or undelivered from the warehouse for more than three hundred sixty (360) days after the receiving date in the warehouse, Samsung shall have the right to write off such inventory and/or to dispose of it in any manner reasonably determined by Samsung.  The adjusted or written off amount of inventory value shall be charged to the Commission Reserves.  In addition, any storage charges from third party warehouses related to such inventory more than 360 days old shall be charged to the Commission Reserves.

(b). Samsung may from time to time do a physical inventory count, and the book value difference from the results of physical inventory count (either positive or negative) shall be charged to the LDP Cost for the month the physical inventory is taken.

(c). In addition, Samsung shall have the right to write off any accounts receivable that are over 180-days past due and which were invoiced at the request of Epic Sports, or as otherwise determined as appropriate in Samsung’s sole discretion on a monthly basis.   Moreover, Samsung shall have the right to write off unsettled chargebacks that are over 180-days past due, in Samsung’s sole discretion on a monthly basis.  The written off amounts shall be charged to the Commission Reserves.

9. Compensation.

(a). In compensation for the services to be rendered by Epic Sports pursuant to this Agreement, Samsung shall pay Epic Sports a commission on a monthly basis (“Monthly Commission") equal to: (i) twenty-one percent (21%) of the Net Invoice Amount, if the if the ratio of Gross Product Profit (defined below) to Gross Invoice Amount (the “Gross Profit Ratio”) is equal to or greater than thirty-three percent (33%); or (ii) if the Gross Profit Ratio is less than thirty-three percent (33%), twenty-one percent minus the percentage amount that the Gross Profit Ratio is less than thirty-three percent .  (For the avoidance of doubt, and as an example only, if the Gross Product Ratio is 30%, the Monthly Commission will be 21% minus 3% (i.e., 33% - 30%), or 18%.)  In the event the Net Invoice Amount is less than or equal to zero, the Monthly Commission shall be zero (0).  Monthly Commission shall be calculated on a monthly basis at the end of each calendar month with respect to invoices issued during the preceding month. Monthly Commission, if any is due, shall be paid within ten (10) business days after the end of each calendar month.  The remainder of Commission after any payment of Monthly Commission each month, if any, shall be added accumulatively to the Commission Reserve.

(b). “Gross Product Profit” shall mean Net Invoice Amount less LDP Cost of the Products invoiced less all Credit Memos, as calculated on a cumulative monthly running average basis for the calendar year. As used herein, “Credit Memo” means the entire amount which is determined as uncollectible account receivables, including but not limited to the invoiced amount of returned goods, any discount taken for any reason whatsoever, price adjustments, allowances, chargebacks, mark-downs, or, any other miscellaneous charges.  The calculation of the twenty-four percent Gross Product Profit threshold shall be done by Samsung, in its sole discretion in accordance with Samsung’s accounting policies and procedures, on a cumulative  monthly running average basis for the calendar year. (For the avoidance of doubt, for example: If starting in January, at the end of January, Samsung will determine whether the Gross Product Profit is equal to or greater than 24%; at the end of February, Samsung will determine whether the average Gross Product Profit for January and February is equal to or greater than 24%; at the end of March, Samsung will determine whether the average Gross Product Profit for January, February, & March is equal to or greater than 24%, and so on.)

(c). As additional compensation for the services to be rendered by Epic Sports pursuant to this Agreement, Samsung shall pay Epic Sports Available Commission (defined above), if any, monthly, within ten (10) business days after the end of each calendar month during the term of this Agreement.  If the calculation of the Available Commission at the end of any calendar month is less than or equal to zero, then no payment shall be made to Epic Sports under this Section 6(d) for such month.

10. Inquiries/Claims/Chargebacks.

(a). All inquiries, correspondence and other information relating to the Products and/or order adjustments and allowances that Epic Sports receives shall be promptly forwarded to Samsung.

(b). Epic Sports shall immediately advise Samsung of any claim relating to the Products that Epic Sports receives from any Customer, and Samsung shall have the right to take whatever steps Samsung, in its sole and absolute discretion, deems necessary to adjust such claim.  Upon Samsung's request, Epic Sports shall provide reasonable assistance to Samsung in adjusting any such claim, but Epic Sports shall not be authorized to effect any settlement of any claim on Samsung's behalf without the prior written approval of Samsung.

(c). Epic Sports shall be responsible for reviewing any chargebacks related to the Products and shall promptly advise Samsung of any incorrect or improper chargebacks.  Epic Sports shall provide assistance to Samsung in disputing and/or adjusting any such chargebacks.

11. Indemnification.

      (a). Epic Sports represents and warrants that the Products, and their advertising, instructions, labeling, packaging, and design, assembly, manufacture, delivery and sale, conform to all state, federal, and local laws and regulations applicable to the Products, including but not limited to the Consumer Products Safety Act, the Consumer Product Safety Improvement Act of 2008 (the “CPSIA”), the Flammable Fabrics Act (“FFA”), California’s Safe Drinking Water and Toxic Enforcement Act of 1986, known as Proposition  65, the Textile Fiber Products Identification Act, the Wool Products Labeling Act, and the Fur Products Labeling Act and any other federal, state and local laws, regulations or requirements applicable to the Products, consumer product safety or toxic substances in consumer products.  Epic Sports further represents and warrants that as to all Products, Epic Sports will ensure that the Products are in full compliance with all certification, testing and other requirements under the CPSIA and all other applicable laws and regulations.

  (b). Epic Sports hereby agrees to indemnify, defend and hold harmless Samsung and its officers, directors, counsel, employees, successors, agents, servants, and assigns from and against any and all claims, third-party claims, causes of action, damages (including but not limited to payment of any royalties, penalties, recall expenses, direct, consequential and incidental damages), liabilities, fees (including without limitation reasonable attorneys’ fees), expenses and costs (“Claims”) that are brought against or are incurred by Samsung in connection with (i) the business contemplated in this Agreement whether in its purchases, importations, exports, distribution, sales, collections of receivables, or any other matter, including but not limited to Claims for Customs duties or penalties, demurrage, taxes, imposts, penalties, fines, products liability, or  trademark, patent, copyright or other intellectual property infringement; (ii) violation of any applicable law or regulation applicable to the Products including but not limited to the Consumer Products Safety Act, the CPSIA, the FFA, Proposition  65, the Textile Fiber Products Identification Act, the Wool Products Labeling Act, and the Fur Products Labeling Act; (iii) the Products, any recall of the Products, and the failure to perform in accordance with the terms of this Agreement, and (iv) the breach of any warranty or representation herein, or third party claim inconsistent with such representations.  Notwithstanding the foregoing, such indemnity shall not apply in the event a court of competent jurisdiction determines that Samsung’s actions constituted gross negligence, willful  misconduct or fraud   In no event shall Samsung have any liability for any royalties or any other payments due by Epic Sports with respect to the licensing of any of the Trademarks.  The indemnifications provided hereunder shall survive any expiration or termination of this Agreement.

12. Independent Contractor.

It is expressly agreed and understood by the parties that Epic Sports shall not be granted any right or authority to assume or to create any obligation or duty, express or implied, on behalf of or in the name of Samsung or to bind Samsung in any manner whatsoever.  Nothing herein shall be construed to place Samsung and Epic Sports in a relationship of partners, principal and agent, or other similar relationship.  Epic Sports further acknowledges and agrees that Epic Sports has been appointed by Samsung as an independent contractor and not as an employee, and Epic Sports shall be responsible for, inter alia, payment of all taxes, duties, and imposts of whatsoever nature arising out of its activities.

13. Non-Assignability.

The obligations of Epic Sports hereunder are not assignable or subject to delegation, except with the express prior written consent of Samsung. Any purported assignment of rights or delegation of performance in violation of this Section is void.

14. Term; and Termination.

(a). Unless earlier terminated as provided herein, this Agreement shall be effective as of the Effective Date and shall continue to be in effect until December 31, 2014.  Thereafter, this Agreement shall automatically renew for consecutive four (4) year terms unless either party gives written notice of its intent not to renew no later than one hundred twenty (120) days before the end of the initial term or any subsequent renewal term.

(b). Epic Sports shall provide Samsung with its annual financial reports reviewed by a third party accounting firm, including its income statement and balance sheet, within one hundred twenty (120) days after Epic Sports’ annual closing each year during the term of this Agreement.

(c). Notwithstanding the foregoing, Samsung may, by one hundred twenty (120) days written notice to Epic Sports terminate this Agreement, if Samsung has determined, based on the accepted and approved orders, that Epic Sports has materially failed to meet the levels of sales and profitability set forth in the business plan for each sales year, or if Samsung determines in its sole discretion that inventory levels are excessive.  Epic Sports shall provide Samsung with a copy of its proposed business plan (which shall include Epic Sports’ Budget) within thirty (30) days before the beginning of each calendar year during the term hereof, and Samsung shall either approve or reject the plan within thirty (30) days from its receipt.  In addition, if the parties are unable, after negotiation in good faith, to agree upon a business plan by sixty (60) days after the start of the calendar year in issue, Samsung may terminate this Agreement on ninety (90) days written notice to Epic Sports.

(d). Notwithstanding anything to the contrary herein, this Agreement may be terminated under the following circumstances:

(i) By either Party, if the other Party shall breach any material term or condition of this Agreement and fail to cure said breach within thirty (30) days of receiving written notice of such breach, specifying the particulars thereof, without prejudice to any of the non-defaulting Party’s other rights and remedies; or

(ii) By Samsung, immediately if there is any sale, transfer, or relinquishment, voluntary or involuntary, by operation of law or otherwise, of a majority interest in the direct or indirect ownership or management of Epic Sports, including without limitation in connection with a merger, reorganization, consolidation or like transaction; provided, however that this Section 14(d) (ii) shall not apply to any transaction, including without limitation in connection with a merger, reorganization, consolidation or like transaction  of the Company with Amincor, Inc., a Nevada corporation.; or

(iii) By either Party, immediately if there is a sale, transfer, or other disposition, voluntary or involuntary, by operation of law or otherwise, of all or substantially all of the assets of the other Party, or upon the dissolution or liquidation of the other Party for any reason, or the other Party’s ceasing of business operations; or

(iv) By either Party, immediately if there is an appointment of an assignee, referee, receiver or trustee for the other Party, or any action is taken by or against the other Party under bankruptcy or insolvency laws, voluntary or involuntary, or if the other Party makes an assignment for the benefit of creditors; or

(v) By Samsung, upon sixty (60) days written notice, if there is a conviction of Epic Sports or any principal officer or director of Epic Sports for any crime which, in the reasonable opinion of Samsung, may adversely affect the good will or interests of Samsung; or

(vi) By either Party, upon sixty (60) days written notice, if the ratio of Gross Product Profit to Gross Invoice Amount is below thirty–three percent (33%) for four (4) months during any consecutive six (6) month period any time during the term of this Agreement; or

(vii) By either Party, upon sixty (60) days written notice, if Samsung and Epic Sports disagree on the appropriate level for the ratio of pre-sold product to inventory manufactured over a consecutive period of six (6) months; or

(viii) By either Party, upon sixty (60) days written notice, if Samsung and Epic Sports disagree on the orders for Products that are not accepted by Samsung for which the aggregate invoice amount for all such non-accepted orders over a consecutive four (4) month period equal or exceed twenty-five percent (25%) of the aggregate invoice price for all orders accepted by Samsung over the four (4) month period; or

(ix) Immediately upon written notice by Samsung, if the Limited Trademark Sub-License Agreements are not executed and delivered by Epic Sports, and consented to by  the trademark owners, on or before execution of this Agreement, and the Parties do not otherwise agree in writing to waive such condition or extend the time for its fulfillment, or if either or both of the Limited Trademark Sub-License Agreements expire or are terminated for any reason whatsoever; or

(x) By Samsung, immediately upon written notice, if either or both of the License Agreements are terminated or expire for any reason whatsoever.

15. Disposal of Inventory; and Accounts Receivable Collection After Termination.

(a). In the event of expiration or termination of this Agreement, for any reason, a final calculation of the Commissions shall be made, at the end of the Accounts Receivable Collection Period (defined below) in accordance with this Section and Sections 6, 7, 8 and 9 hereof (“Final Calculation”).  Epic Sports shall (subject to the provisions of Section 15(d) below) assist Samsung in selling any inventory remaining unsold, as of the expiration or termination of this Agreement for one hundred eighty (180) days from the date of the expiration or termination hereof (the “Disposal Period”), and in collecting any accounts receivable remaining uncollected in whole or in part for two hundred forty (240) days from the date of the expiration or termination hereof (the “Accounts Receivable Collection Period”).  It is acknowledged and agreed that Samsung shall have absolute discretion as to whether it will accept and approve a purchase order obtained by Epic Sports for the sale of any remaining inventory. The terms of Section 6, Samsung’s Overhead, and Section 7, Commission Reserves, will remain in effect during the Disposal Period and Accounts Receivable Collection Period according to the terms and conditions of this Agreement, while the terms of Section 9, Compensation, including without limitation the obligations to pay Monthly Commission and to make monthly payments of Available Commission to Epic Sports shall not apply during the Disposal Period and Accounts Receivable Collection Period; provided that at the end of the Disposal Period the Final Calculation shall be made and any Commissions due Epic Sports shall be paid to Epic Sports in accordance with this Section 15.

(b). At the end of the Disposal Period, Samsung shall charge any Product remaining in Samsung’s inventory in an amount equal to the LDP Cost of such Product plus twelve percent (12%) to Commission Reserves.  At the end of Accounts Receivable Collection Period, Samsung shall charge any accounts receivable remaining uncollected to Commission Reserves.  If the Commission Reserves after the end of the Accounts Receivable Collection Period and Final Calculation is negative, Epic Sports shall pay the negative amount to Samsung within ten (10) business days thereafter.  If the Commission Reserves after the end of the Accounts Receivable Collection Period and Final Calculation is positive, Samsung shall pay such positive amount to Epic Sports within ten (10) business days thereafter. However, if Samsung determines that future chargebacks, including but not limited to returns, discounts, or markdowns are expected, Samsung may postpone, in whole or in part, such final payment of Commissions, if any is due, up to a maximum of ninety (90) days from the Final Calculation.

(c). It is expressly understood and agreed that, during the Disposal Period, both parties shall have the right to use, for the sole purpose of the disposal of such remaining Products on hand or in process at the time of termination, and collection of accounts receivable, the Trademarks.

(d). Upon expiration or termination of this Agreement for any reason, Samsung shall deliver to Epic Sports a statement showing the number and description of Products on hand, in transit or in the process of manufacture (“Remaining Inventory”).  Samsung shall offer to Epic Sports the first right to purchase the Remaining Inventory at Samsung’s LDP Cost.  Epic Sports shall have the option to accept or decline the offer; provided that if Epic Sports does not respond to the offer within five (5) business days of its receipt, the offer shall be deemed rejected.  If Epic Sports does not accept the offer to purchase the Remaining Inventory, Samsung shall have the right for a period of up to one hundred eighty (180) days after the effective date of expiration or termination of this Agreement to sell the Remaining Inventory.

16. Confidentiality.

The Parties acknowledge that they may acquire and develop knowledge, information and materials concerning the Products, each other, their affiliated companies and their business plans, prices, product information, strategies, costs, expenses, marketing, manufacturing processes, and other business information which is not public information and which is and shall be trade secrets and confidential and proprietary information (collectively, “Confidential Information”).  Neither party shall use Confidential Information of the other for any purpose other than to carry out its obligations under this Agreement.   Both parties shall use all reasonable efforts to hold such Confidential Information in strict confidence and shall not disclose such Confidential Information to others, except to its parent or affiliates and its or their officers, directors, employees, agents, advisors and representatives, nor allow any unauthorized person, firm, or corporation access to it, without the prior written consent of the other party.  Neither party shall be obligated with respect to Confidential Information if: (i) it becomes available to third parties without restriction and without breach of this Agreement; (ii) it is independently developed by the recipient; (iii) it is or becomes part of the public domain without breach of this Agreement; (iv) it is or becomes known or available without restriction and not in breach of any restrictive agreement; or (v) it is required to be disclosed by law or judicial process, provided that in this event recipient provides the disclosing party with as much prior written notice as is practical and under the circumstances to the extent permitted by law.  The obligations of this Section shall survive the effective termination or expiration date of this Agreement for a period of five (5) years therefrom.

17. Notices.

All notices, consent, and correspondence to be given pursuant to this Agreement shall be in writing and delivered by hand or sent by prepaid, registered or certified mail (return receipt), by nationally recognized commercial courier, or by receipt confirmed facsimile.  Such notice shall be effective upon receipt by the other party.  All notices shall be sent to the parties at the addresses first written above, or to such other address as either party may hereafter designate by a written notice given in accordance with the provisions of this Section.

18. Complete Agreement/Amendments.

This Agreement reflects the entire agreement of the parties and supersedes all prior understandings and agreement, whether oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended or altered except by written agreement signed by both parties expressly stating the intention of the parties to amend or alter the terms hereof.

19. Governing Law/Jurisdiction.

This Agreement and the rights of the parties hereto shall be construed and determined exclusively in accordance with the laws of the State of New York.  Any disputes arising from or related to this Agreement shall be filed and resolved exclusively in the appropriate State or Federal court in the jurisdiction of New York, New York.  Each party to this Agreement consents to the exclusive jurisdiction of such courts, and waives any claims of improper venue or forum non conveniens with respect thereto. Each party agrees that the exclusive choice of forum set forth in this Section does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

20. Waiver.

Any waiver by either party of any provision of this Agreement, or of any breach of this Agreement, shall be effective only if in writing signed by such party, and such waiver shall not be deemed a continuing waiver of such provision or a waiver of any subsequent breach of a similar or different nature.

21. Headings/Interpretation.

The headings of sections in this Agreement are provided for convenience only and do not affect this Agreement’s construction or interpretation. Each party has had the opportunity to consult legal counsel and accordingly, this Agreement shall not be interpreted against either party as the “drafter” hereof.  In the event any one or more of the provisions of this agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such voidance, invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein.

22. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement and any counterparts may be delivered by facsimile, PDF, or other electronic means acceptable to the other party. The parties hereto agree that a photocopy of this Agreement with their signatures thereon shall be treated as an original and shall be deemed to be as binding, valid, and authentic as an original signature document for all purposes, including the “Best Evidence” rules.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

SAMSUNG C&T AMERICA, INC.	EPIC SPORTS INTERNATIONAL, INC.

By: /s/ Kyo In Choo	By: /s/ Sean Frost
Print Name: Kyo In Choo	Print Name: Sean Frost
Title: President & CEO	Title: President